U. S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

 FORM                                                           Commission File
12b-25                                                             No. 2-95219

                          NOTIFICATION OF LATE FILING

                                   FORM 10-K

                     For the Period Ended December 31, 1994


          Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.



PART I.  Registration Information

               Indian River Citrus Investors Limited Partnership
                           (Full Name of Registrant)

              One International Place, Boston, Massachusetts 02110
               (Address of Principal Executive Office) (Zip Code)



PART II.  Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate.)

          (a) The reasons described in reasonable detail in Part III of this Form could not be eliminated without reasonable effort or expense;

  [X]     (b)  The  subject  annual  report  will  be  filed  on or  before  the fifteenth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



  Narrative


         The registrant is still in the process of assessing its strategic direction. The registrant will file its Form 10-K report prior to the expiration of the 15-day extension period.



PART IV.  Other Information

(1) Name and telephone number of person to contact in regard to this notification:

                        Judith A. Miller (617) 330-8600
                           (Name)   (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                         YES  [x]         NO  [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                     YES  [x]         NO  [ ]

             INDIAN RIVER CITRUS INVESTORS LIMITED PARTNERSHIP
                 (Name of registrant as specified in charter)

               has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.




Date:  March 31, 1995
                                          Judith A. Miller,
                              Vice President of the Registrant's General Partner
                                        A Duly Authorized Executive Officer

PART III.  Narrative


         The registrant is still in the process of assessing its strategic direction. The registrant will file its Form 10-K report prior to the expiration of the 15-day extension period.



PART IV.  Other Information

(1) Name and telephone number of person to contact in regard to this notification:

                         Judith A. Miller    (617)             330-8600
                           (Name)           (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                         YES  [x]         NO  [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                     YES  [x]         NO  [ ]

             INDIAN RIVER CITRUS INVESTORS LIMITED PARTNERSHIP
                 (Name of registrant as specified in charter)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.




Date:  March 31, 1995     /s/Judith A. Miller
                             Judith A. Miller,
                             Vice President of the Registrant's General Partner A Duly Authorized Executive Officer